Exhibit 5.1

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

December 6, 2013

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

Ladies and Gentlemen:

I am Vice President — Worldwide Legal Affairs and Corporate Secretary of Scientific Games Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with its registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 300,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), which may be issued upon (i) exercise of stock options covering 200,000 Shares and (ii) vesting of 100,000 restricted stock units that, in each case, have been granted to Andrew Tomback as an employment inducement award pursuant to an inducement equity award agreement between Mr. Tomback and the Company (as the same may be further amended from time to time, the “Agreement”).

For purposes of rendering the opinion expressed below, I have participated in the preparation of the Registration Statement and have reviewed copies of the Agreement, the Certificate of Incorporation and Bylaws of the Company, corporate records of the Company and such other documents and records of the Company as I have deemed necessary or appropriate as a basis for such opinion.  In rendering the opinion expressed below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.  In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.  In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon the issuance thereof and payment therefor in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

I own 25,667 shares of Common Stock, 50,552 shares of Common Stock underlying unvested restricted stock units, and options to purchase 17,936 shares of Common Stock.

Very truly yours,

/s/ Jack B. Sarno

Jack B. Sarno